OLD NATIONAL BANCORP
 P.O. Box 718 - Evansville, IN 47705
NYSE: ONB

NEWS RELEASE
November 10, 2005

Old National Bancorp Engages Crowe Chizek and Company LLC
as its Independent Registered Public Accounting Firm
For Further Information Call:	Lynell J. Walton Vice President -- Investor Relations (812) 464-1366

Evansville, IN: Old National Bancorp (ONB) announced today that it has engaged Crowe Chizek and Company LLC as the company's new independent registered public accounting firm for the year 2006. According to the Public Accounting Report, Crowe Chizek ranks among the nation's Top 10 public accounting and consulting firms.

"The decision made by Old National Bancorp's Audit Committee to retain Crowe Chizek is aligned with our strategic direction of being a community bank focused on our three state footprint of Indiana, Illinois and Kentucky," comments Andrew Goebel, chairman of Old National Bancorp's Audit Committee. "Crowe Chizek is based in Indiana which provides greater access to their resources and in turn will increase our efficiencies. We have great respect for PricewaterhouseCoopers LLP, who has been the company's independent accounting firm for several years, and we want to express our gratitude to those professionals that have provided service to our company."

With $8.5 billion in assets, Old National Bancorp is the largest financial services bank holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company's website at www.oldnational.com.